SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Preformed Line Products Company

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Preformed Line Products Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2008 annual meeting of shareholders of Preformed Line Products Company will be held at the offices of the Company, 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 28, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, each for a term expiring in 2010;

2.	To consider a proposal to approve the adoption of the Long-Term Incentive Plan of 2008;

3.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

4.	Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 12, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Preformed Line Products Company is 660 Beta Drive, Mayfield Village, Ohio 44143.

By order of the Board of Directors,

Caroline S. Vaccariello,
Secretary

Dated: March 25, 2008

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
Nominees for Election at the Annual Meeting
PROPOSAL: ADOPTION OF THE PREFORMED LINE PRODUCTS LONG TERM INCENTIVE PLAN OF 2008
DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-end
Option Exercises and Stock Vested
Non-qualified Deferred Compensation
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

PREFORMED LINE PRODUCTS COMPANY

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a Preformed Line Products Company shareholder on the matters to be voted on at the annual meeting of shareholders. The annual meeting of shareholders will be held at 660 Beta Drive, Mayfield Village, Ohio, 44143, on Monday, April 28, 2008, at 9:00 a.m., local time. We are mailing this proxy statement and the accompanying notice and proxy to you on or about March 25, 2008.

Annual Report.  A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2007, is enclosed with this proxy statement.

Solicitation of Proxies.  Our Board of Directors is making this solicitation of proxies and we will pay the cost of the solicitation. In addition to solicitation of proxies by mail, our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies.  The shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to elect the director nominees set forth under “Election of Directors,” and FOR the proposal to approve the adoption of the Long Term Incentive Plan of 2008. Your presence at the annual meeting of shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to us in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting.

Voting Eligibility.  Only shareholders of record at the close of business on the record date, March 12, 2008, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on the record date at the meeting. On the record date, our voting securities outstanding consisted of 5,382,006 common shares, $2 par value, each of which is entitled to one vote at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of the Company’s Common Shares beneficially owned as of March 12, 2008, by (a) the Company’s Directors, (b) each other person known by the Company to own beneficially more than 5% of the outstanding Common Shares, (c) the Company’s Chief Executive Officer and the other four most highly compensated Executive Officers named in the Summary Comparison Table, and (d) the Company’s Executive Officers and Directors as a group.

	Number of
	Shares Beneficially		Percent
Name of Beneficial Owner	Owned		of Class

Barbara P. Ruhlman(1)	1,652,496	(2)	30.7%
Robert G. Ruhlman(1)	790,259	(3)	14.7%
Randall M. Ruhlman	660,030	(4)	12.3%
KeyCorp(5)	404,352		7.5%
Jeffrey L. Gendell(6)	504,728		9.4%
Frank B. Carr	5,980	(7)	*
Eric R. Graef	10,450	(8)	*
William H. Haag III	10,910	(8)	*
Dennis F. McKenna	6,710	(8)	*
J. Cecil Curlee Jr.	10,000	(8)	*
All Executive Officers and Directors as a Group (15 persons)	2,678,381		49.8%

*	Represents less than 1%.

(1)	The mailing address for each of Barbara P. Ruhlman and Robert G. Ruhlman is 660 Beta Drive, Mayfield Village, Ohio 44143.

(2)	Includes 63,335 shares held by The Thomas F. Peterson Foundation, of which Barbara P. Ruhlman is President and a Trustee.

(3)	Includes 115,795 shares held by the Preformed Line Products Company Profit Sharing Trust, and 93,312 shares held in trust for the benefit of Robert G. Ruhlman and his children and for the benefit of Randall M. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Randall M. Ruhlman) and 300 shares owned by his wife. Also includes 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Robert G. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Randall M. Ruhlman).

(4)	Includes 93,312 shares held in trust for the benefit of Randall M. Ruhlman and his children and for the benefit of Robert G. Ruhlman and his children (these 93,312 shares are also shown as being beneficially owned by Robert G. Ruhlman). Also includes 400,452 shares held in the Ethel B. Peterson Trust of which KeyCorp is the trustee and for which Randall M. Ruhlman acts as co-Trust Advisor and has voting control (these 400,452 shares are also shown as being beneficially owned by Robert G. Ruhlman).

(5)	The mailing address for KeyCorp is 127 Public Square, Cleveland, Ohio 44114.

(6)	Comprises shares beneficially owned by Tontine Overseas Associates, L.L.C (95,888 shares) and Tontine Capital Partners, L.P. (408,840 shares). The mailing address for Jeffrey L. Gendell is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(7)	Includes 2,000 shares held in Mr. Carr’s IRA.

(8)	Includes the following number of shares that may be acquired pursuant to currently exercisable stock options for Eric R. Graef, 10,000; William H. Haag III, 6,748; Dennis F. McKenna, 6,300; and J. Cecil Curlee Jr., 9,650.

ELECTION OF DIRECTORS

In accordance with our current Code of Regulations, the maximum number of Directors has been fixed at eight. The Company has classified its Board of Directors into two classes composed of four members each, both classes serving staggered terms. Two of our Directors, Glenn E. Corlett and Randall M. Ruhlman, are serving a term that expires at this year’s annual meeting of shareholders and have been nominated for re-election at the meeting for a term which expires in 2010. Mr. Kestner and Mr. Gibbons have been nominated by the Board for election to the Board for a term which expires also in 2010. In February 2008, Mr. Kestner was elected to fill the vacancy created by the death of John D. Drinko, and Mr. Gibbons was elected to fill a vacancy in the same class of Directors. Four Directors, Frank B. Carr, John P. O’Brien, Barbara P. Ruhlman and Robert G. Ruhlman, are currently serving terms that expire in 2009. The Board of Directors, upon the recommendation of a majority of the Company’s independent Directors, proposes that the nominees described below be elected to the Board of Directors. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the four nominees hereinafter named.

The Director nominees are identified in the following table. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a Director.

The Board recommends that you vote “FOR” the following nominees.

Nominees for Election at the Annual Meeting

			Expiration
		Period	of Term
	Principal Occupation	of Service	for Which
Name and Age	and Business Experience	as a Director	Proposed

Glenn E. Corlett, 64	July 1997 through June 2007, Mr. Corlett was the Dean and the Philip J. Gardner Leadership Professor at The College of Business at Ohio University. Mr. Corlett is currently a professor of Accounting at Ohio University. Mr. Corlett was appointed by Governor Taft to the Ohio Venture Capital Authority. Mr. Corlett currently serves as a Director and Chairman of the audit committee for Rocky Brands, Inc. Mr. Corlett also serves as a Director of the following companies: Inn-Ohio, Inc., Copernicus, Therapeutics, Inc., Grange Insurance Companies and Palmer-Donavin Manufacturing Corporation.	2004 to date	2010

Michael E. Gibbons, 55	Mr. Gibbons is the founder and Managing Director of Brown Gibbons Lang & Company, and is also the chairman of Global M&A. Mr. Gibbons serves as Chairman and is a member of the executive committee for Global M&A, Dusseldorf, Germany; on the Board of Directors, audit committee and Chairman of the finance and planning committee for Associated Estates Realty Corporation (AEC), Richmond Heights, Ohio; on the board of trustees and executive committee for Greater Cleveland Sports Commission, Cleveland, Ohio; on the Board of Trustees for Ohio Israeli Chamber of Commerce, Cleveland, Ohio; and on the visiting committee for Case Western Reserve University Weatherhead School of Management, Cleveland, Ohio.	2008	2010

R. Steven Kestner, 53	Since September 1979, Mr. Kestner has been an attorney with the law firm Baker & Hostetler LLP, and has been Executive Partner of that firm since January 2004. Prior to that time Mr. Kestner was a member of the firm’s Policy Committee and National Chair of the firm’s Business Group. Mr. Kestner serves on the Board of Trustees for The Cleveland Museum of Art, the Board of Regents for St. Ignatius High and the Board of Directors for the Greater Cleveland Partnership.	2008	2010

Randall M. Ruhlman, 49	President of Ruhlman Motorsports since 1987	1998 to date	2010

Current Directors whose terms will not expire at the annual meeting of shareholders:

		Period
	Principal Occupation	of Service	Term
Name and Age	and Business Experience	as a Director	Expiration

Frank B. Carr, 80	Private investor. Retired from McDonald Financial Investments, Inc. (formerly McDonald & Company) in 1990. Positions held included Partner-in-Charge of Corporate Finance and Managing Director in Charge of Corporate Finance.	1975 to date	2009

John P. O’Brien, 66	Since April 1990, Mr. O’Brien has been a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm. Mr. O’Brien currently serves as a Director for the following companies and organizations: Allied Construction Products, LLC; Century Aluminum Corporation; Cleveland Sight Center, Saint Luke’s Foundation and Downtown-Chagrin Falls.	2004 to date	2009

Barbara P. Ruhlman, 75	President of the Thomas F. Peterson Foundation since 1988.	1988 to date	2009

Robert G. Ruhlman, 51	Mr. Ruhlman was elected Chairman of the Company in July 2004. Mr. Ruhlman has served as Chief Executive Officer since July 2000, and as President since 1995 (positions he continues to hold).	1992 to date	2009

The Board has determined that Messrs. Carr, Corlett, Gibbons, Kestner and O’Brien are independent under the NASDAQ’s corporate governance rules. In the opinion of the Board, Mr. Kestner’s affiliation with Baker & Hostetler LLP, a law firm that regularly provides legal services to the Company, does not interfere with Mr. Kestner’s exercise of independent judgment in carrying out his duties as a director.

Barbara P. Ruhlman is the mother of Randall M. Ruhlman and Robert G. Ruhlman.

The Board does not have a Nominating Committee nor any charter with respect to nominations; however, pursuant to NASDAQ corporate governance rules, any Board nominees must be recommended for Board selection by a majority of the Company’s independent Directors. The independent Directors are responsible for ensuring that the Board of Directors possesses a variety of knowledge, experience and capabilities derived from substantial business and professional experience, based on an assessment of numerous factors such as age and understanding of and experience in manufacturing, technology, finance and marketing. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. To this end, the independent Directors rely on its network of contacts to compile a list of potential candidates, and may also consider qualified candidates suggested by Officers, employees, shareholders and others, using the same criteria to evaluate all candidates. Recommendations should be submitted to the Board of Directors at the addresses listed under Communication with the Board of Directors.

The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Board of Directors does not have a Finance Committee. The Audit Committee is presently comprised of Messrs. O’Brien (chairman), Carr and Corlett, each of whom qualify as independent for audit committee purposes under the NASDAQ rules. The Board of Directors has determined that John P. O’Brien is an audit committee financial expert. The Compensation Committee is presently comprised of Messrs. Corlett (chairman), Carr and O’Brien.

The Audit Committee of the Board of Directors engages the independent public accountants for the Company, reviews with the independent public accountants the plans and results of audit engagements, preapproves all professional services provided by the independent public accountants including audit and non-audit-related services, reviews the independence of the independent public accountants, approves the range of audit and non-audit fees, reviews the independent public accountants’ management letters and management’s responses, reviews with management their conclusions about the effectiveness of the Company’s disclosure controls and procedures, and reviews significant accounting or reporting changes. Management does not approve professional services provided by the independent public accountants for audit and non-audit-related services. The Audit Committee is governed by a written charter. A copy of the charter was attached as an appendix to the 2007 proxy statement.

The Compensation Committee administers the Company’s executive compensation program and as such, is responsible for reviewing all aspects of the compensation program for the Company’s Executive Officers. The Compensation Committee meets at scheduled times during the year — no less than twice — and has the authority to consider and take action by written consent. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at the Company’s Board meetings. The Compensation Committee’s Charter reflects the responsibilities of the Committee. In order to meet its responsibilities, the Compensation Committee has the authority to delegate certain of its responsibilities to subcommittees and/or Officers where necessary, consistent with applicable law. The Compensation Committee is governed by a written charter. A copy of the charter was attached as an appendix to the 2007 proxy statement.

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs which attract and retain key officers and managers, and align their compensation with the Company’s overall business strategies, values, and performance. To this end, the Compensation Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy to compensate Executive Officers based on their responsibilities and the Company’s overall annual and longer-term performance, which is outlined in the Compensation Discussion and Analysis. The Committee reviews recommendations from the Company’s Executive Officers, and utilizes compensation survey data in connection with establishing compensation.

In 2007, the Board of Directors held five meetings, of which two Directors John D. Drinko and Randall M. Ruhlman attended less than 75% of the meetings. In 2007, the Audit Committee held four formal meetings and the Compensation Committee held six meetings. Additionally, the Audit Committee chairman had numerous informal meetings with management and the independent public accountants. The Company expects its Directors to attend the Company’s annual meeting of shareholders. All of the Directors attended last year’s annual meeting of shareholders.

PROPOSAL: ADOPTION OF THE PREFORMED LINE PRODUCTS
LONG TERM INCENTIVE PLAN OF 2008

The Board of Directors recommends that you vote FOR the proposal to adopt the Plan.

The Preformed Line Products Company Long Term Incentive Plan of 2008 (the “Plan”) was unanimously approved by the Board of Directors upon the recommendation of the Compensation Committee (“Committee”) on February 19, 2008. The Plan is subject to approval by the Company’s shareholders, in accordance with applicable law and the NASDAQ rules.

The Company is seeking shareholder approval of the Plan. The Plan will help the Company achieve the Company’s goal of promoting its long-term growth and profitability by enabling the Company to attract, retain and reward employees and therefore align the interests of those employees with those of the Company’s shareholders. The Company believes that the use of share-based benefits as part of the Company’s compensation package is of great importance in promoting the Company’s growth and continued success and is thus of substantial benefit to the Company’s shareholders and the Company.

Summary of the Plan

Purpose.  The purpose of the Plan is to give the Company and its Subsidiaries a competitive advantage in attracting, retaining and motivating Officers, employees and Directors and to incentivize those individuals to increase shareholder value through long-term incentives directly linked to the Company’s performance.

Administration.  The Plan will be administered by the Committee who will select the individuals who will receive awards, and determine the type and amount of awards, and the terms and conditions of the awards, including the right to cancel or suspend an award. Eligible participants are Officers, employees and Directors, as selected by the Committee. Additionally, the Committee will have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it considers advisable and to interpret the terms and provisions of the Plan and any award issued under the Plan.

Options.  The Committee may grant Incentive Stock Options and Nonqualified Options. The award agreement for an Option shall indicate if an Option is intended to be an Incentive Stock Option, and such Option must meet the requirements under Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price per share subject to an Option shall be determined by the Committee and set forth in the applicable award agreement, and shall not be less than the fair market value of the share on the applicable grant date. The term of each Option will be fixed by the Committee, but will not exceed ten years. Options shall be exercisable at such time or times as shall be determined by the Committee, provided that, except as otherwise determined by the Committee, the Option shall not fully vest prior to the first anniversary of the applicable grant date.

Restricted Shares.  The Committee may grant Restricted Shares, with vesting conditioned upon (a) the continued service of a participant, (b) attainment of performance goals, or (c) both. Generally, awards of Restricted Shares shall require at least three years of continuous services following the applicable grant date. The participant shall have, with respect to the Restricted Shares, all of the rights of a stockholder of the Company holding the class or series of common shares that is the subject of the Restricted Shares, including, if applicable, the right to vote the shares and the right to receive cash dividends. During the period where vesting restrictions apply, the participant may not sell, assign, transfer, pledge or otherwise encumber the Restricted Shares.

Authorized Shares.  The number of Shares subject to Awards under the Plan shall be 400,000. Of that, the maximum number of Shares subject to Restricted Shares Award shall be 300,000, regardless of whether such awards are thereafter canceled, forfeited or terminated, and the maximum number of shares subject to Options (whether Incentive Stock Options or Nonqualified Options) shall be 100,000 shares.

Corporate Change.  In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in the Company’s corporate structure affecting the shares, an adjustment or substitution may be made as approved by the Committee.

Change in Control.  In the event of a change in control (as defined in the Plan) (i) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested; (ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become fully vested and transferable; and (iii) the Committee may also make additional adjustments and/or settlements of outstanding awards as it deems appropriate provided that such adjustments and settlements are consistent with the Plan’s purposes and avoidance of adverse taxation under Section 409A of the Code.

Compliance with the Code.  The Plan is intend to ensure that all Awards granted to a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Award is expected to be deductible to the Company intended to qualify for the Section 162(m) Exemption so qualify, and all such Awards shall therefore be considered Qualified Performance-Based Awards unless and until the Committee expresses a different intention. Further, the intent of the Plan is that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code.

Amendment of Plan.  The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially and adversely affect the rights of the participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable rules of law or to avoid adverse taxation, including without limitation Section 409A of the Code, stock exchange rules or accounting rules.

Federal Tax Consequences

The following summary of the federal income tax consequences applicable to options awarded under the Plan is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to the participant may vary depending upon his or her particular circumstances.

Incentive Stock Options.  An incentive stock option generally results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the participant. If the participant holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock (generally the amount received in excess of the option price) is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the participant will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be either a long-term or a short-term capital gain depending on whether the participant has held the stock for more than one year. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the participant’s income as compensation. The participant’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

If an incentive stock option is exercised by tendering previously owned shares, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period (except for the disqualifying disposition period) for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. To the extent that the number of common shares received exceeds the number of common shares surrendered, no taxable income will be realized by the participant at that time; such excess common shares will be considered incentive stock option stock with a zero basis; and the holding period of the participant in such common shares will begin on the date such common shares are transferred to the participant. If the common shares surrendered were acquired as the result of the exercise of an incentive stock option and the surrender takes place within two years from the date the incentive stock option relating to the surrendered common shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the common shares surrendered over the basis of such common shares. If any of the common shares received are disposed of in a disqualifying disposition, the participant will be treated as first disposing of the common shares with a zero basis.

Non-qualified Stock Options.  A non-qualified stock option generally results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, the Company will be allowed a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The participant will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the participant’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such shares will begin on the date of exercise.

Code Section 162(m)

Under Section 162(m) of the Code, the Company’s allowable federal income tax deduction for compensation paid to certain of the Company’s Executive Officers is limited to $1,000,000 per year per Officer. “Performance-based compensation” is generally excluded from this deduction limit. The amount includible in income of a participant on exercise of a nonqualified stock option under the Plan is intended to qualify as performance-based compensation under Section 162(m) and the regulations thereunder, which, among other things, require material terms contained within the Plan to be approved by the shareholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast is required to adopt this proposal. Votes may be cast at the annual meeting of shareholders, either in person or by properly executed proxy. Under Ohio law and the Company’s Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, with respect to this proposal will, in effect, be votes against the proposal.

Audit Committee Report

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to NASDAQ, Securities and Exchange Commission or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of three Directors who are not Officers or employees of the Company and are “independent” under the current NASDAQ rules.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with the Company’s management. The Audit Committee discussed the matters required to be discussed by Statement on Auditing Standard No. 61, as amended, and other regulations, with the independent auditors. The Audit Committee also obtained a formal written statement from the independent auditors that described all relationships between the independent auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented.

The Audit Committee discussed with the independent auditors any relationships that might affect their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP (“Deloitte”) is compatible with maintaining Deloitte’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

John P. O’Brien, Chairman
Frank B. Carr
Glenn E. Corlett

DIRECTORS AND EXECUTIVE OFFICERS COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee (“Committee”) administers the Company’s executive compensation programs. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies for its elected Executive Officers (“Officers”), including the Named Executive Officers (“NEOs”) who are the Company’s Principal Executive Officer (Robert G. Ruhlman, Chairman, President and Chief Executive Officer), Principal Financial Officer (Eric R. Graef, Treasurer, Vice President — Finance) and the three other most highly compensated Executive Officers. The Committee reviews and approves all executive compensation decisions relating to the Officers, including the Chief Executive Officer (“CEO”) and all NEOs. During 2007 there were eight Officers.

In performance of its duties, the Committee has the authority to allocate all or any portion of its responsibilities and powers to any one or more of its members, and may delegate all or any portion of its responsibilities and powers to a committee formed for that purpose, subject to approval from the entire Board of Directors. Additionally, the Committee may select and appoint outside consultants to assist it.

Philosophy of the Compensation Program

The philosophy of the Committee is to provide a compensation program that will attract, motivate and retain key leadership in order to give the Company a competitive advantage while ensuring the success and growth of the Company. Compensation should ensure that a significant portion of compensation will be directly related to the Company’s performance by tying annual cash bonus and long term incentive awards to Company performance. As such, the compensation program is intended to motivate the Officers to enable the Company to achieve its short-term and long-term business goals.

To that end, the Committee has three goals to guide it in this endeavor: (a) compensation paid to Officers should be aligned with the performance of the Company on both a long- and short-term basis; (b) compensation should be competitive within this high demand employment environment; and (c) compensation is designed to reward Officers for meeting performance targets.

Compensation Program

The Committee strives to craft a compensation program that pays the Officers at competitive levels reflective of their individual responsibilities while maintaining consistency and pay equity among the individual Officers. The Committee conducts an annual review of the compensation program, as well as changes in the overall composition of the management team and the responsibilities of the individual Officers. This is to ensure that the compensation is competitive within the market, supports retention objectives and is internally equitable. Reliance upon various tools, and the findings from such tools, assists the Committee in its analysis, which lead to decisions regarding the mix of the various compensation elements to be included. Additionally, the cost of the compensation program is considered, in recognition that the optimal compensation program motivates employees to improve the results on a cost-effective basis. Typically, the Committee finalizes compensation elements for a year in December of the prior year, although, as described further below, the Committee modified the Annual Bonus Plan for 2007 in December 2007.

Tools and Findings from Analysis.  The Committee relies upon tools to analyze the compensation program internally and within the competitive landscape. Historically, these tools have been consideration of outside data compiled by various consultants, the use of tally sheets detailing overall compensation package to the individual Officers and discussions with the CEO regarding performance levels and goals.

External Data.  In August 2007, the Committee engaged Towers Perrin (“TP”) to evaluate the mix of elements for its compensation program, and to determine whether the compensation plan is adequately structured to meet the goals. TP analyzed the business issues facing the Company, including its operating environment, entrepreneurial culture, short and long-term business strategies, and various challenges and opportunities. This review highlighted the goals for the compensation program. TP also conducted a diagnostic review of the

Company’s current compensation program to determine the role and magnitude of opportunities associated with a new long-term incentive plan while maintaining the overall competitiveness of the Company’s program. A key feature of this review was utilization of pay surveys, as well as identifying a peer group of companies comparable in size and business orientation to the Company. The results from the peer group evaluation were compared to the Company’s financial performance to understand the measurement and pay-for-performance linkages. The result obtained from this analysis was just one of several analytical tools used, and was not a determinative factor, given the limitations associated with comparative pay information for establishing compensation. TP then provided recommendations for revising the compensation program, which included revising the annual bonus plan for 2007 compensation. The results of TP’s review also included a recommendation for the establishment of a long term incentive plan, which is being presented for shareholders’ approval herewith. The Committee considered these recommendations, and made its own recommendations, as explained further under the section addressing Annual Bonus.

Additionally, the Committee relies upon various independent surveys, which are matched to specific positions with similar functional descriptions as those for the Officers. One of these is Watson-Wyatt’s annual compensation level survey, to which the Committee had access via TP’s report. Using this independent survey, the Company analyzed the compensation paid in 2006 to Officers (comprised of salary and bonus), including the CEO, to determine in which percentile of the compensation paid to executives holding equivalent positions in the peer group the Officers fell, when including a cash incentive award of 50% of based pay. The Officers including the CEO, fell slightly above the 50th percentile. The Committee also reviewed total compensation, which included salary, bonus and long-term incentives, for the Officers, and compared that data with the TP survey data, as well as the peer group data. When comparing total compensation, none of the Officers, including the CEO, were above the 25th percentile.

Discussions with the CEO.  All of the Officers report directly to the CEO, who performs a yearly evaluation of the performance of each Officer. The CEO’s assessment of the individual performance forms the basis for the proposed compensation levels of each Officer based upon the information derived from the aforementioned survey. The CEO provides a written evaluation for each Officer that includes his recommendations for salary adjustments for the subsequent year to the Committee which weighs these recommendations in determining salary levels.

Compensation Elements.  The Company recognizes that its success depends, in large part, on a leadership team with the skills and commitment necessary to successfully manage a global organization. The compensation program assists in achieving this objective by relying on the elements of compensation detailed below. As such, certain elements are designed to enable the Company to attract and retain the Officers with the skills to anticipate and respond to the market, while other elements are intended to motivate the Officers to achieve financial results to enhance shareholder value. The Company’s total compensation program for Officers consists of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Stock Options

•	Long-term equity grants;

•	Retirement benefits; and

•	Health and welfare benefits.

The Company structures the total compensation program so that its reliance on any particular element of compensation is flexible. Thus, the compensation program strives to meet the goals outlined above, by balancing short-term (i.e., base salaries, annual cash incentive awards), and long-term (i.e., stock options, long-term equity grants) incentives, competitively in the market. There is no difference in the policies and their application for each of the Officers, except for the CEO.

Base Salaries.  The Committee’s goal is to establish a salary sufficient to attract and retain talented executives. This goal is based on the belief that it is important to maintain salary levels near a midpoint of comparable peer group executives to be competitive within the general market and the peer group. The base salaries of the Officers are reviewed annually. In each case, factors considered in establishing an Officer’s salary level include a review of the individual’s performance initiated by the CEO, an accounting of the Company’s performance, the experience level for the position and the peer group executive compensation information using companies with similar revenue and employee levels, derived from independent compensation surveys and internal equity. Generally, salaries are set in December.

Annual Cash Incentive Awards.  The annual cash incentive award is designed to motivate and reward the Officers for their contributions to the Company’s performance by making a significant portion of their total compensation variable and dependent upon the Company’s annual financial performance. As such, it is tied directly to the financial performance of the Company on a sliding scale of return on shareholders’ equity. The calculation is based on the Company’s pretax return on equity and assessed over a range of 6% to 15%, as this is a sufficient performance measure of the Company. The implied target is 10.4% which assumes a linear, symmetrical bonus curve with one-half of the maximum bonus earned at the midpoint of the performance range. From this calculation, the awards are determined based on a schedule which provides certain percentages to be applied to base salaries. The previous maximum bonus was 50% of salary. The awards are granted at year end, with an estimated 70-75% of the award paid before year end, and the remaining amount paid by March 15th following the performance year. The award for each Officer utilizes the same percentage of each Officer’s salary, and there is no individual performance piece, as the entire award is based on Company performance.

In 2007, the Committee reviewed the levels of bonus, in light of its review by TP. TP suggested the bonus may not provide sufficient motivation to long-term strategic goals because it includes no assessment of bottom-line and top-line growth. The Committee noted that TP’s review highlighted that the existing implied target and maximum bonus levels are below typical opportunities offered to executives in similar positions. TP determined that the maximum bonus produced median total cash compensation, suggesting the Company does not provide the same upside rewards as comparable companies. TP recommended that the maximum bonus ranges be increased, and suggested that the maximum bonus be increased to 100% of salary for the CEO and 85% of salary for the other Officers. The Committee believes that these changes will provide pay for performance that is equal to the peer group. The Committee agreed with the recommendations by TP and presented this proposal to the Board, which was approved for 2007 during the December 2007 board meeting. Finally, the Committee has the ability to exercise discretion and make adjustments, in the event of a transformational event where circumstances beyond the control of the Officers occur during the year.

Stock Options.  The Company believes that an Officer’s ownership in the Company aligns the Officer’s performance with the Company’s. Accordingly, the Company adopted its Employee Stock Option Plan in 1999, allowing for the awards of long-term equity grants to all employees, including Officers. The purpose of the Plan is to encourage and enable employees of the Company to acquire a personal financial interest in the Company, to align the Company’s success, and to promote the continued service of the employees. The Committee, with the Board’s approval, has the authority to make such awards, typically based on an individual’s performance after weighing factors including the employee’s duration with the Company. Additionally, the Committee has made it a practice to award options to purchase 10,000 shares to each Officer upon appointment as an Officer of the Company. The Company imposes no requirement that its Officers maintain a minimum ownership interest in the Company. Since the inception of the Plan, the Committee has awarded options to purchase 278,000 shares of the Company’s Common Stock. All options contained provisions for periodic vesting. The Committee did not award stock options to the NEOs for 2007 compensation, in recognition of the forthcoming changes to compensation based on TP’s review.

Long-Term Equity Grants.  Historically, the Company has not emphasized this component of compensation. In 2007, the Committee reviewed the entire compensation program to the Officers, with the assistance of TP, specifically looking at making its long-term incentive compensation programs more competitive. To that end, TP provided the Committee with a competitive picture of the long-term incentives offered at companies in the peer group, and recommended that the Committee consider a number of structures to fill the competitive void in the existing compensation program, with a mix of options, performance-based restricted stock and service-based restricted stock. The new long-term incentive plan is being presented for shareholders approval in 2008.

Retirement Benefits.  The Company views retirement benefits as an important component of total compensation. The Company’s primary retirement benefit consists of the Company’s profit sharing plan under which all salaried employees of the Company, including Officers, participate starting in their third year of employment. The amount the Company provides to the profit sharing plan is based on the recommendation of management, with the Board’s approval. Typically, the Company’s contribution under this plan is approximately 15% of the then-current year’s cash compensation which is consistent with the amount contributed for all full-time salaried employees of the Company, including the cash incentive award, and the Company does not consider gains from prior awards. Every aspect of this plan is the same for all salaried employees, including Officers. Thus, each salaried participant elects the investment options with the same options offered to all salaried employees and Officers. The plan does not involve any guaranteed minimum return or above-market returns; rather, the investment returns are dependent upon actual investment results. To the extent an employee’s award exceeds the maximum allowable contribution permitted under existing tax laws, the excess is accrued for (but not funded) under a non-qualified Supplemental Profit Sharing Plan. The return under this Supplemental Profit Sharing Plan is calculated at a weighted average of the one year Treasury Bill rate plus 1%.

Post-Termination Compensation Agreements.  All Officers, including NEOs, are employed at the Company without an employment contract. In addition there are no agreements related to compensation or stock options triggered by a change in control of the Company, resignation, retirement or termination of employment. However, in the past, some Officers that retire were provided a five-year consulting agreement.

Executive Perquisites.  Perquisites and other personal benefits do not comprise a significant aspect of the compensation program. Although Officers participate in the same benefit programs as the Company’s other employees, the Company provides certain additional benefits to its Officers. These benefits are designed to enable the Officers to balance their personal, business and travel schedules. Benefits include the Company’s payment of club dues, which amounted to less than $4,000 annually per membership, for four of the NEOs as indicated in the accompanying Summary Compensation Table. The Company also pays annual dues for Robert G. Ruhlman at a club located near the Company’s Rogers, Arkansas facility, which totaled approximately $2,100 in 2007. This benefit is also provided to four other employees, primarily for business entertainment purposes. Except as described here, the corporate aircraft is available to all of the employees, including the Officers, for business-related travel only. The CEO is permitted to use the Company’s corporate aircraft for personal purposes, as shown on the Summary Compensation Table. The Company also makes personal financial and tax advice available to its Officers. The Company believes that good financial planning by experts permits the Officers to reduce the time and attention spent on this topic, to devote to other issues.

Tax Deductibility of Pay.  Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that a company may deduct in any one year with respect to each of its Named Executive Officers. All Officers except the CEO were below this threshold in 2007.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Glenn E. Corlett, Chairman
Frank B. Carr
John P. O’Brien

Summary Compensation Table

The table below describes the compensation earned in the last fiscal year for our NEOs.

			Non-Equity
			Incentive Plan	All Other
Name and		Salary	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)

Robert G. Ruhlman	2007	550,000	550,000	206,342	1,306,342
Chairman, President and	2006	500,000	250,000	166,940	916,940
Chief Executive Officer
Eric R. Graef	2007	265,000	225,260	75,333	565,593
Vice President — Finance	2006	250,000	125,000	61,649	436,649
and Treasurer
William H. Haag III	2007	223,600	190,070	61,066	474,736
Vice President —	2006	215,000	107,500	52,625	375,125
International Operations
Dennis F. McKenna	2007	212,000	180,200	55,351	447,551
Vice President — Marketing	2006	200,000	100,000	45,840	345,840
and Business Development
J. Cecil Curlee Jr.	2007	173,260	147,270	44,107	364,637
Vice President — Human	2006	165,000	82,500	37,019	284,519
Resources

(1)	Reflects the employees’ 2007 earnings and interest accruals to the related non-qualified Supplemental Profit Sharing, of which the Company accrues for (but does not fund) those employees’ awards which exceed the maximum allowable contribution permitted under existing tax laws for Robert G. Ruhlman, $124,780; Eric R. Graef, $34,941; William H. Haag III, $23,132; Dennis F. McKenna, $18,651; and J. Cecil Curlee Jr., $8,839. See Non-qualified Deferred Compensation for additional information. Reflects the following perquisites and personal benefits received by Robert G. Ruhlman: aggregate incremental cost for personal use of the Company’s airplane of $35,302, club dues of $5,582 and tax preparation fees of $2,855. The aggregate incremental cost of the personal use of the corporate airplane is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mr. Ruhlman amounting to the equivalent of a first class ticket for a comparable flight. Reflects the Company’s contributions to the Profit Sharing Plan in 2007 for Robert G. Ruhlman, $33,407; Eric R. Graef, $32,885; William H. Haag III, $33,233; Dennis F. McKenna $33,030; and J. Cecil Curlee Jr. $33,349. Also reflects premiums paid for group term life insurance for 2007: Robert G. Ruhlman, $4,416; Eric R. Graef, $3,844; William H. Haag III, $703; Dennis F. McKenna, $746; and J. Cecil Curlee Jr., $1,294.

Grants of Plan-Based Awards

	Estimated Future Payouts
	Under Non-Equity
	Incentive Plan Awards
Name	Threshold ($)	Maximum ($)

Robert G. Ruhlman	247,500	550,000
Eric R. Graef	79,500	225,250
William H. Haag III	67,080	190,060
Dennis F. McKenna	63,600	180,200
J. Cecil Curlee Jr.	51,978	147,271

For further information see the Compensation Discussion and Analysis. There is no target payout.

Outstanding Equity Awards at Fiscal Year-end

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised	Option	Option
	Options (#)	Exercise	Expiration
Name	Exercisable	Price ($)	Date

Robert G. Ruhlman	—	—	—
Eric R. Graef	10,000	15.13	2/16/2010
William H. Haag III	6,748	15.13	2/16/2010
Dennis F. McKenna	3,290	15.13	2/16/2010
Dennis F. McKenna	5,000	22.10	7/28/2014
J. Cecil Curlee Jr.	9,650	14.33	4/28/2013

Option Exercises and Stock Vested

Option Awards
Number of
Shares
	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)

Robert G. Ruhlman	—	—
Eric R. Graef	—	—
William H. Haag III	1,942	62,833
Dennis F. McKenna	3,290	89,208
J. Cecil Curlee Jr.	—	—

Non-qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Robert G. Ruhlman	—	97,872	26,908	—	573,843
Eric R. Graef	—	30,449	4,492	—	109,905
William H. Haag III	—	20,676	2,456	—	64,124
Dennis F. McKenna	—	17,834	817	—	32,289
J. Cecil Curlee Jr.	—	8,642	197	—	12,134

The Company’s obligation for the year ending December 31, 2007, included in the table above are also included in the Summary Compensation Table. Company obligations for the year ending 2007 included in the Summary Compensation Table are also included in the Aggregate Balance in the table above. The amounts are based on compensation that is limited by the IRS to the Company’s qualified retirement plan. Earnings are calculated based on an imputed interest rate multiplied by the amount that the employee earned under the plan.

Potential Payments upon Termination or Change in Control

All of our employees, including Executive Officers, are employed at will and do not have employment, severance or change-in-control agreements. The following details typical compensation arrangements upon retirement, resignation, death, disability or other termination.

Profit-Sharing Plan

Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions under the Company’s Profit Sharing Plan. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Supplemental Profit-Sharing Plan

Our Supplemental Profit-Sharing Plan was established to compensate employees whose benefits in the Profit-Sharing Plan were reduced due to IRS limitations on compensation. Upon termination of employment, the employee may receive vested contributions plus income earned on those contributions. Upon disability, the IRS allows withdrawals to be made if the employee became permanently disabled. Upon death, the vested account balance of the employee will be paid to the designated beneficiaries.

Director Compensation

	Fees Earned
	or Paid	All Other
	in Cash	Compensation	Total
Name	($)	($)(1)	($)

Barbara P. Ruhlman	20,900	13,238	34,138
Frank B. Carr	33,220	—	33,220
Glenn Corlett	31,680	—	31,680
John D. Drinko	17,820	—	17,820
John P. O’Brien	31,680	—	31,680
Randall M. Ruhlman	14,740	5,201	19,941

Each Director who is not an employee of the Company receives $3,300 per quarter for being a director, and $1,540 for attending each meeting of the Board of Directors and each committee meeting. Directors who are also employees are not paid a director’s fee. The Company reimburses out-of-pocket expenses incurred by all Directors in connection with attending Board of Directors and committee meetings.

(1)	Includes compensation attributable to the aggregate incremental cost of the personal use of the corporate airplane for Barbara P. Ruhlman, $13,238, and Randall M. Ruhlman, $5,201. The aggregate incremental cost of the personal use of the corporate aircraft is determined on a per flight basis and includes the cost of the fuel used, the hourly cost of aircraft maintenance for the applicable number of flight hours, landing fees, trip-related hangar and parking costs, crew expenses and other costs specifically incurred. Imputed income is assessed to Mrs. Ruhlman and Mr. Ruhlman amounting to the equivalent of a first class ticket for a comparable flight.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or insider participation.

Transactions with Related Persons

It is the policy of the Company that the Audit Committee approve all related party transactions.

The Company has a Code of Conduct that addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s Directors, Officers and employees. The Code governs the actions and working relationships of the Company’s Directors, Officers and employees with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom the Company has or may have contact. Each Director, elected Executive Officer and employee is instructed to always inform the Board when confronted with a situation that may be perceived as a conflict of interest. All related party transactions must be approved by the Audit Committee in advance. The Audit Committee may engage outside parties to assist it in assessing the fairness and reasonableness of related party transactions. Although the policies and procedures for related parties are not in writing, the results of actions taken by the Audit Committee are documented in formal minutes and are reported to the Board.

The Company is a sponsor of Ruhlman Motorsports. Ruhlman Motorsports is owned by Randall M. Ruhlman, a director of the Company, and by his wife. In 2007, 2006 and 2005 the Company paid sponsorship fees of $950,000, $950,000, and $658,000, respectively, to Ruhlman Motorsports. In addition, in 2005 the Company’s Canadian subsidiary, Preformed Line Products (Canada) Ltd., paid $101,000 to Ruhlman Motorsports in sponsorship fees. This sponsorship provides the Company with a unique venue to entertain the Company’s customers and to advertise on the racecar, which participates on the Grand American Rolex Sports Car Series racing circuit. The Company believes that its sponsorship contract with Ruhlman Motorsports is as favorable to the Company as a similar contract with a similar independent third-party racing team would be. The Company intends to continue to sponsor Ruhlman Motorsports in 2008. The Company further believes that the sponsorship has great marketing value because it entertains users of the Company’s products, such as linemen and their supervisors, and thus provides a grassroots sales approach.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the 2009 annual meeting of shareholders must be received by the Company at 660 Beta Drive, Mayfield Village, Ohio 44143, on or before November 21, 2008, for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting of shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 5, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers, and owners of more than 10% of our Common Shares, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Executive Officers, Directors and owners of more than 10% of the Common Shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Based solely on a review of these reports and written representations from the Executive Officers and Directors, the Company believes that there was compliance with all such filing requirements for the fiscal year ended December 31, 2007, except that a Form 4 for Robert G. Ruhlman relating to two transactions was not timely filed.

OTHER MATTERS

Independent Auditors

The Company has not selected the independent auditors for the current fiscal year. The Audit Committee of the Board of Directors will make this selection later in the year. Representatives of Deloitte, which served as the independent auditors for the fiscal year ended December 31, 2007, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company’s annual financial statements and internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, for the year ended December 31, 2007, Deloitte’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission (“SEC”) were $2,058,000, which include statutory audits of various international subsidiaries. The aggregate fees billed for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the year ended December 31, 2006, Deloitte’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the SEC, and Deloitte’s attestation of management’s assessment on internal controls, as required by the Sarbanes-Oxley Act of 2002, were $1,404,000, which include statutory audits of various international subsidiaries.

Audit-Related Fees

The incremental fees billed for professional services rendered by Deloitte for audit-related services for the year ended December 31, 2007 were $539,000. Fees included in 2007 were for expenses related to the review of responses to the SEC comment letters and applicable changes to financial statements included in the Company’s Forms 10-K/A, 10-Q/A and 10-Q’s filed with the SEC due to responses to the comment letters. The incremental fees billed for professional services rendered by Deloitte for audit-related services for the year ended December 31, 2006 were $27,200. Fees included in 2006 were for audit-related services for our Asian subsidiary, audit of Australian equivalents to International Financial Reporting Standards opening balance adjustments and disclosure requirements at our Australian subsidiary, presentation of audit-related matters at our Finance Manager’s Meeting, and travel expense related to visitation of our Australian operations.

Tax Fees

The incremental fees billed for professional services rendered by Deloitte for tax-related services for the year ended December 31, 2007 were $15,000. Fees included in 2007 were for transfer pricing analysis at the Company’s Mexican subsidiary and income tax return preparation for the Company’s Australian subsidiary. The incremental fees billed for professional services rendered by Deloitte for tax-related services for the year ended December 31, 2006 were $45,200. Fees included in 2006 were for transfer pricing analysis at the Company’s Mexican and Asian subsidiaries, income tax return preparation for the Company’s Australian and Great Britain subsidiaries, presentation of tax-related issues at our Finance Manager’s Meeting, consultation on FAS 109, and tax consultation related to dual consolidated losses for our United Kingdom subsidiary.

All Other Fees

The incremental fees billed for professional services rendered by Deloitte for all other services for the year ended December 31, 2007 were $6,900. The fees included in 2007 were for a workers compensation audit for our Australian subsidiary and filing the Company’s financial statements in Puerto Rico. The incremental fees billed for professional services rendered by Deloitte for all other services for the year ended December 31, 2006 were $6,400. The fees included in 2006 were for a workers compensation audit for our Australian subsidiary and filing the Company’s financial statements in Puerto Rico.

Communication with the Board of Directors

The Board of Directors of the Company believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to:

Caroline S. Vaccariello	- or -	John P. O’Brien
General Counsel and Corporate Secretary		Chairman, Audit Committee
Preformed Line Products Company		14 Water Street
660 Beta Drive		Chagrin Falls, Ohio 44022
Mayfield Village, Ohio 44143

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Secretary and Mr. O’Brien, as applicable, will make copies of all such letters and circulate them to the appropriate Director or Directors. The Directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.

Miscellaneous

If the enclosed proxy card is executed and returned to the Company, the persons named in it will vote the shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of Directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of Directors, or the withholding of authority to vote for one or more specified nominees, and a vote for the proposal to approve the adoption of the Long Term Incentive Plan of 2008. When a choice has been specified in the proxy, the shares represented will be voted in accordance with that specification. If no specification is made, those shares will be voted at the meeting to elect Directors as set forth under “Election of Directors” above, and to approve the adoption of the Long Term Incentive Plan of 2008 as set forth under “Proposal” above. Under Ohio law and our Amended and Restated Articles of Incorporation, broker non-votes and abstaining votes will not be counted in favor of or against any nominee, will in effect be a vote against the proposal to approve the adoption of the Long Term Incentive Plan of 2008, but will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting. Director nominees who receive the greatest number of affirmative votes will be elected Directors. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares voted at the meeting in person or by proxy. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

Caroline S. Vaccariello,
Secretary

Dated: March 25, 2008

Exhibit A

PREFORMED LINE PRODUCTS COMPANY
LONG TERM INCENTIVE PLAN OF 2008

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company and its Subsidiaries a competitive advantage in attracting, retaining and motivating officers, employees and directors and to incentivize those individuals to increase shareholder value through long-term incentives directly linked to the Company’s performance. Certain capitalized terms are defined in the first section in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

“Applicable Exchange” means The Nasdaq Stock Market or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

“Award” means an Option, Restricted Stock, or Other Stock-Based Award granted pursuant to the terms of this Plan.

“Award Agreement” means a written document or agreement setting forth the terms and conditions of a specific Award.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in an Award Agreement, (i) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, (iii) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (iv) a material violation of the Company’s ethics and compliance program, or (v) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c) regarding the authority of the Committee, following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review by the members of the Committee as constituted immediately prior to the Change in Control.

“Change in Control” has the meaning set forth in Section 8(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Committee” has the meaning set forth in Section 2(a).

“Common Stock” means common share, par value $2 per share, of the Company.

“Company” means Preformed Line Products Company, an Ohio corporation, and any other entity that succeeds to that company’s rights and obligations hereunder, whether by law or by contract.

“Disability” means (i) any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his usual and customary duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and likely to be continuous in nature, or (ii) if there is no such plan applicable to the Participant, “disability” as determined by the Committee. The Committee may require such medical or other evidence as it deems necessary to determine the nature and permanency of the Participant’s condition. Notwithstanding the above, Disability shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code when used with respect to an Incentive Stock Option and, if and to the extent required to avoid adverse taxation under Section 409A of the Code, “disability” within the meaning of Section 409A of the Code.

“Disaffiliation” means a Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary) or a sale of a division of the Company and its Subsidiary.

“Eligible Individuals” means directors, officers and employees of the Company or any of its Subsidiaries, and prospective employees who have accepted offers of employment from the Company or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Fair Market Value” means, unless otherwise specified by the Committee in an Award Agreement, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by application of a reasonable valuation method by the Committee. In addition, “Fair Market Value” shall be determined in a manner consistent with exemption from Section 409A of the Code and, with respect to Incentive Stock Options, compliance with Sections 422 and 424 of the Code.

“Full-Value Award” means any Award other than an Option.

“Grant Date” means (i) the date on which the Committee selects an Eligible Individual to receive an Award and determines the number of Shares to be subject to such Award, or (ii) such later date as the Committee shall provide.

“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

“Nonqualified Option” means any Option that is not an Incentive Stock Option.

“Option” means an Award granted under Section 5.

“Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation), unrestricted stock, dividend equivalents and convertible debentures.

“Outside Director” means an individual who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” with the meaning of Section 162(m) of the Code and an “independent director” or the like under the Applicable Exchange’s rules or, in each case, any successor terms or definitions.

“Participant” means an Eligible Individual to whom an Award is or has been granted; where the context requires, “Participant” shall be deemed to include such Eligible Individual’s guardian, legal representative or permissible transferee.

“Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock or Other Stock-Based Awards. In the case of Qualified Performance-Based Awards, Performance Goals shall be based on the attainment of specified levels of one or more of the following measures: overall sales growth, market share, return on net assets, economic value added, shareholder value added, expense ratio, revenues, revenue growth, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, operating income, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, return on assets or operating assets, stock price appreciation, total shareholder return (measured in terms of stock price appreciation and dividend growth), cost control, evaluation of individual performance towards achieving goals, gross profit, operating profit, cash generation, stock price, core non-interest income, or change in working capital with respect to the

Company or any one or more subsidiaries, divisions, business units or business segments of the Company either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

“Plan” means this Preformed Line Products Company Long term incentive Plan of 2008, as set forth herein and as may be amended from time to time hereafter.

“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 9.

“Restricted Stock” means an Award granted under Section 6.

“Retirement” means the Participant’s Termination of Employment, under circumstances that the Committee determines, in its sole discretion, are consistent with a retirement, after the earlier of: (i) attainment of age 65; and (ii) attainment of age 50 with at least 15 years of service.

“Section 162(m) Exemption” means the performance-based compensation exemption from the limitation on deductibility imposed by Section 162(m) of the Code described in Section 162(m)(4)(C) of the Code.

“Share” means a share of Common Stock.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company; provided, however, that where “Subsidiary” is used with respect to Incentive Stock Options, the term shall be limited to a subsidiary corporation within the meaning of Section 424(f) of the Code.

“Term” means the maximum period during which an Option may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company terminates but such Participant continues to provide services to the Company and its Subsidiaries in a non-employee capacity, such change in status shall not be deemed a Termination of Employment and (ii) a Participant employed by, or performing services for, a Subsidiary or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary or division ceases to be a Subsidiary or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary. Temporary, short -term absences from the workplace because of illness or vacation, leaves of absence which are approved by the Committee and transfers among the Company and its Subsidiaries shall not be considered Terminations of Employment.

SECTION 2. Administration

(a) Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not fewer than three Outside Directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 9, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the discretionary authority:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Restricted Stock, Other Stock-Based Awards, or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 10, to modify, amend or adjust the terms and conditions of any Award;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to interpret the terms and provisions of the Plan, Awards and any related documents;

(viii) subject to Section 10, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(ix) to decide all other matters that must be determined in connection with an Award; and

(x) to otherwise administer the Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, and subject to Section 9, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii) Subject to Section 9(c), any authority granted to the Committee not required to be exercised exclusively by the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee.  Except as otherwise provided with respect to the determination of “Cause,” any determination made by the Committee or by an appropriately designated member or officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately designated member or officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Cancellation or Suspension.  Subject to Section 5(b), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In particular, but without limitation, all outstanding Awards to any Participant may be canceled if the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in (other than any nonsubstantial interest, as determined by the Committee), any business that is in competition with the Company or with any business in which the Company has a substantial interest, as determined by the Committee or any one or more senior managers or committee of senior managers to whom the authority to make such determination is delegated by the Committee.

(e) Award Agreements.  The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the signing of the Award Agreement by the Company and/or the Participant receiving the Award unless otherwise provided in the Award Agreement. Award Agreements may be amended subject to Section 10.

SECTION 3. Common Stock Subject to Plan

(a) Plan Maximums.  The maximum number of Shares subject to Awards of any type under the Plan shall be 400,000. The maximum number of Shares subject to Full-Value Awards shall be 300,000, regardless of whether such Awards are thereafter canceled, forfeited or terminated. The maximum number of Shares subject to Options (whether Incentive Stock Options or Nonqualified Options) shall be 100,000 Shares. The maximum number of Shares subject to Awards that may be granted in any calendar year shall be 150,000, regardless of whether such

Awards are thereafter canceled, forfeited or terminated. Shares subject to an Award under the Plan may be treasury and authorized and unissued Shares.

(b) Individual Limits.  No Participant may be granted Awards covering in excess of 400,000 Shares during any calendar year, regardless of whether such Awards are thereafter canceled, forfeited or terminated.

(c) Adjustment Provision.  In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, separation, spinoff, Disaffiliation, extraordinary dividend of cash or other property, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or division or by the entity that controls such Subsidiary or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee shall adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or consistent with exemption from, the Company’s SEC filings, provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment is not inconsistent with favorable tax treatment under Section 162(m) of the Code.

(d) Section 409A.  Notwithstanding anything in this Plan to the contrary, any adjustments made pursuant to Section 3(d) shall be made: (i) in compliance with, or in a manner consistent with exemption from, Section 409A of the Code; and (ii) with respect to Options, in a manner consistent with the relevant rules under Section 424 of the Code.

SECTION 4. Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company or its Subsidiaries.

SECTION 5. Options

(a) Types of Options.  Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate if an Option is intended to be an Incentive Stock Option.

(b) Exercise Price.  The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Option granted under this Plan be amended, other than pursuant to Section 3(d) and (e), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

(c) Term.  The Term of each Option shall be fixed by the Committee, but shall not exceed ten years from the applicable Grant Date.

(d) Vesting and Exercisability.  Except as otherwise provided herein, Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, provided that, except as otherwise determined by the Committee, in no event shall the vesting schedule of an Option provide that such Option fully vest prior to the first anniversary of the applicable Grant Date (other than in the case of death or Disability).

(e) Method of Exercise.  Subject to the provisions of this Section 5, Options may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company, specifying the number of Shares as to which the Option is being exercised, and which contains a representation that such Shares are not being acquired with a view toward resale or distribution and will not be sold or otherwise transferred except in compliance with applicable law. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of shares multiplied by the applicable exercise price) by certified or bank check or such other instrument or method as the Company may accept. If approved by the Committee, payment of the exercise price, in full or in part, may also be made as follows:

(i) Payments made be made in the form of previously acquired unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (with their value based on the Fair Market Value of the Common Stock on the date the Option is exercised).

(ii) To the extent permitted by applicable law and the Committee, payments may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law including, without limitation, the Sarbanes-Oxley Act of 2004, and consistent with avoiding adverse taxation under Code Section 409A, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii) Payment may be made by instructing the Company to withhold a number of shares of Common Stock having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the Option is exercised) equal: (A) the exercise price, multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(f) Delivery; Rights of Shareholders.  No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld, to the extent necessary. The applicable Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to the Option (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 12(a), and (iii) has paid in full for such Shares.

(g) Nontransferability of Options.  No Option shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. Subject to the terms of the Plan, any Option shall be exercisable only by the applicable Participant or his or her guardian or legal representative, or any person to whom such Option is permissibly transferred pursuant to this Section 5(g);

(h) Termination of Employment.  A Participant’s Options shall be forfeited in their entirety upon his or her Termination of Employment, except as set forth below:

(i) Upon a Participant’s Termination of Employment for any reason other than death, Disability or Retirement, any Option held by the Participant that was exercisable immediately before the Termination of Employment may be exercised the earlier of (A) the 90th day following such Termination of Employment and (B) the last day of the Term thereof;

(ii) Upon a Participant’s death, any Option held by the Participant shall vest and be exercisable the earlier of (A) the first anniversary of the date of death and (B) the last day of the Term thereof;

(iii) Upon a Participant’s Termination of Employment by reason of Disability, any Option held by the Participant shall vest and be exercisable the earlier of (A) the first anniversary of the date of Disability and (B) the last day of the Term thereof; and

(iv) Upon a Participant’s Termination of Employment due to Retirement, any Incentive Stock Option held by the Participant shall vest and be exercisable the earlier of (A) the 90th day following such Termination of Employment and (B) the last day of the Term thereof, and any Nonqualified Option held by the Participant shall vest and be exercisable until the earlier of (A) the fifth anniversary of such Termination of Employment and (B) the last day of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to establish different rules concerning the consequences of a Termination of Employment, in an applicable Award Agreement.

(i) Special Rules for Incentive Stock Options.  Notwithstanding anything in this Plan to the contrary, Incentive Stock Options shall be subject to the following rules:

(i) No Participant may be granted an Incentive Stock Option if, at the time of the Award, he or she owns (after application of the rules in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company or any Subsidiary unless: (A) the exercise price is at least 110% of the Fair Market Value of the underlying Shares as of the Grant Date; and (B) the Incentive Stock Option is not exercisable on or after the fifth anniversary of the Grant Date.

(ii) The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a grantee during any calendar year (under this Plan or any other plan adopted by the Company or any Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value exceeds $100,000, such number of Incentive Stock Options with an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as Nonqualified Options.

(iii) Incentive Stock Options may only be granted to employees of the Company or a Subsidiary. A Termination of Employment shall not occur unless and until an employee ceases employment with the Company and all Subsidiaries.

(iv) The foregoing provisions are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with amendments or modifications to Section 422 or any successor provisions. Any Incentive Stock Option which fails to comply with Section 422 of the Code is automatically treated as a Nonqualified Option appropriately granted under this Plan provided that it otherwise meets the Plan’s requirements for Nonqualified Options.

SECTION 6. Restricted Stock

(a) Nature of Awards and Certificates.  Shares of Restricted Stock are actual Shares issued to a Participant, subject to stated restrictions on transferability and subject to forfeiture, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (or such other form as the Committee may prescribe):

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Preformed Line Products Company Long term incentive Plan of 2008 and a related Award Agreement. Copies of such Plan and Agreement are on file at the offices of Preformed Line Products Company, 660 Beta Drive, Mayfield Village, Ohio 44143.”

The Committee may require that the certificates evidencing such Shares be held in escrow by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered one or more stock powers, endorsed in blank and in such form as the Committee may prescribe, relating to the Common Stock covered by such Award.

(b) Terms and Conditions.  Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee shall, prior to or at the time of grant, condition the vesting of an Award of Restricted Stock upon: (A) the continued service of the applicable Participant for a prescribed period or periods, (B) attainment of Performance Goals or (C) both. If the Committee conditions the vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award. The conditions for vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each grantee or from Award to Award.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, during the period vesting restrictions apply (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock (and any purported sale, assignment, transfer, pledge or encumbrance shall be null and void). Awards of Restricted Stock shall require at least three years of continuous service following the applicable Grant Date, provided that a one-year service period following the Grant Date is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that an Award may vest incrementally throughout a Restriction Period, and provided, further, that up to five percent of Shares available for grant as Restricted Stock (together with all other Shares available for grant as Full-Value Awards) may be granted without regard to the foregoing requirements and provided, further, that the Committee may accelerate the vesting and lapse of restrictions with respect to any schedule Restricted Stock Awards as permitted under this Plan or the relevant Award Agreement.

(iii) Except as provided in this Section 6 and the applicable Award Agreement, and except to the extent necessary to maintain a Section 162(m) Exemption, the applicable Participant shall have, with respect to Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise to avoid adverse taxation under Section 409A of the Code, and subject to Section 12(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be reinvested in additional Restricted Stock and held subject to the same vesting requirements applicable to the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the

Common Stock with which such dividend was paid and held subject to the same vesting requirements applicable to the underlying Restricted Stock.

(iv) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates (i.e., bearing only those legends which may appear on Common Stock certificates) for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. Other Stock-Based Awards

Other Stock-Based Awards may be granted under the Plan, provided that any Other Stock-Based Awards that are Awards of Common Stock that are unrestricted shall only be granted in lieu of other compensation which has become due and payable to the Participant in the then-current fiscal year of the Company. Subject to the terms of the Plan, any Other Stock-Based Award that is a Full-Value Award shall be subject to a vesting schedule during the Restriction Period requiring at least three years of continuous service following the applicable Grant Date, provided that a one-year service period following the applicable Grant Date is permissible if vesting is conditioned upon the achievement of Performance Goals, and provided, further that an Other Stock-Based Award that is a Full-Value Award may vest incrementally throughout a Restriction Period, provided, further, that up to five percent of Shares available for grant as Other Stock-Based Awards that are Full-Value Awards (together with all other Shares available for grant as Full-Value Awards) may be granted subject to a one-year service period following the applicable Grant Date regardless of whether vesting is conditioned upon the achievement of Performance Goals.

SECTION 8. Change in Control Provisions

(a) Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below), except to the extent the Committee specifically provides otherwise in an Award Agreement, and except as provided in Section 3(d) and in Section 8(d), immediately upon the occurrence of a Change in Control:

(i) any Options outstanding which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become fully vested and transferable;

(iii) the Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate provided that such adjustments and settlements are consistent with the Plan’s purposes and avoidance of adverse taxation under Section 409A of the Code.

(b) Definition of Change in Control.  For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) during any period of two consecutive years, individuals who, at the beginning or such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the

Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) by a transfer from a family member or from a trust for the benefit of a family member or (F) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control of the Company under this paragraph (ii) or (G) resulting, directly or indirectly, from the sale or sales by members of the family of Barbara P. Ruhlman, including, but not limited to, the lineal descendants of Thomas F. Peterson and their spouses and trusts for the benefit of any of the foregoing, with the prior consent of the Company’s Board of Directors;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(c) Special Change in Control Post-Termination Exercise Rights.  Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of the Plan to the contrary, upon the Termination of Employment of a Participant during the 24-month period following a Change in Control, for any reason other than Cause, any Option held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised, until the later of (i) the last date on which such Option would be exercisable in the absence of this Section 8(c) and (ii) the earlier of (A) the third anniversary of such Change in Control and (B) expiration of the Term of such Option. For purposes of this Section 9(c), the term “Option” shall include stock options that are substituted for options granted under Section 5.

(d) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code as determined by the Committee in its sole discretion, this Section 8 shall be applicable only in a manner and to the extent the Committee determines that its application would not trigger adverse tax consequences under Section 409A of the Code.

SECTION 9. Qualified Performance-Based Awards; Performance-Based Awards; Section 16(b); Section 409A

(a) The provisions of this Plan are intended to ensure that all Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Award is expected to be deductible to the Company intended to qualify for the Section 162(m) Exemption so qualify, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, the requirement that all such Awards be granted by a committee composed solely of Outside Directors) unless and until the Committee expresses a different intention. When granting any Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption; and the terms and administration of any such Award (and of the grant thereof) shall be consistent with such designation. By the earliest of: (A) 90 days after the commencement of a Performance Period, (B) the expiration of 25% of the Performance Period and (C) the time that the outcome is no longer substantially uncertain, the Committee will establish the Performance Goals for the Performance Period.

(b) Each Qualified Performance-Based Award shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may impose. To the extent the Committee determines it is consistent with any applicable Qualified Performance-Based Award status, if a Participant experiences a Termination of Employment by reason of his or her death, Disability or Retirement, the Committee in its discretion may determine, notwithstanding any vesting requirements or restrictions hereunder, that the Participant (or the heir, legatee or legal representative of the Participant’s estate) will receive a distribution of a portion of the Participant’s then-outstanding Awards in an amount which is not more than an amount which would have been earned by the Participant if 100% of the Performance Goals for the current Performance Period had been achieved prorated based on the ratio of the number of months of active employment in the Performance Period to the total number of months in the Performance Period. However, with respect to Qualified Performance-Based Awards, distribution shall not be made prior to attainment of the relevant Performance Goals.

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d) The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (as opposed to being exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to Section 16(b).

(e) It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and administered accordingly.

SECTION 10. Term, Amendment and Termination

(a) Effectiveness.  The Plan was approved by the Board on February 19, 2008, subject to and contingent upon approval by the shareholders of the Company. The Plan will become effective as of the date of such approval by the Company’s shareholders (the “Effective Date”).

(b) Termination.  The Plan will terminate on the date immediately preceding the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan.  The Board or the Committee may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially and adversely affect the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable rules of law or to avoid adverse taxation, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders (a) to the extent such approval is required (1) by applicable law or the listing standards of the Applicable Exchange as in effect as of the date hereof or (2) under applicable law or the listing standards of the Applicable Exchange as may be required after the date hereof, (b) to the extent such amendment would materially increase the benefits accruing to Participants under the Plan, (c) to the extent such amendment would materially increase the number of securities which may be issued under the Plan, (d) to the extent such amendment would materially modify the requirements for participation in the Plan or (e) that would accelerate the vesting of any Restricted Stock under the Plan, except as otherwise permitted under the Plan.

(d) Amendment of Awards.  Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially and adversely affect the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with or avoid penalties under applicable law, stock exchange rules or accounting rules.

SECTION 11. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan under the Code. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding the foregoing, no trust or other funding which shall be transferred or located outside of the United States if the assets would be treated as property transferred in connection with the performance of services for purposes of Section 83 of the Code.

SECTION 12. General Provisions

(a) Conditions for Issuance.  The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or Award Agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion with the benefit of the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion with the benefit of the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting other or additional compensation arrangements for its employees, directors or consultants.

(c) No Contract of Employment.  The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment or service, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any employee or service of any independent contractor at any time.

(d) Required Taxes.  No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Designation of Death Beneficiary.  The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant after his or her death, may be exercised.

(f) Subsidiary Employees.  In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, enlist the assistance of such Subsidiary with the administration of such Award pursuant to the provisions of the Plan.

(g) Governing Law and Interpretation.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with federal law and the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(h) Non-Transferability.  Except as otherwise provided in Section 5(g) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(i) Foreign Employees and Foreign Law Considerations.  Notwithstanding anything in this Plan to the contrary, the Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(j) Earnings.  Subject to the provisions of this Plan and any applicable Award Agreement, and only to the extent consistent with avoiding adverse tax consequences under Code Section 409A, the recipient of an Award may, if so determined by the Committee, be entitled to receive interest or dividends, or interest or dividend equivalents, with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

PREFORMED LINE PRODUCTS COMPANY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Robert G. Ruhlman, Eric R. Graef and Caroline S. Vaccariello, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Preformed Line Products Company to be held at 660 Beta Drive, Mayfield Village, Ohio, on Monday, April 28, 2008, at 9:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Preformed Line Products Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present as directed on the reverse.
Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 25, 2008, is hereby acknowledged.

Dated , 2008

Signature(s)
(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

PREFORMED LINE PRODUCTS COMPANY
PROXY
The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the proposal identified in Item 1 and FOR the nominees listed in Item 2.
1.	FOR or AGAINST, or ABSTAIN for proposal to approve the adoption of the Preformed Line Products Company Long Term Incentive Plan of 2008.

2.	FOR (except as noted below), or WITHHOLD AUTHORITY to vote for, the following nominees for election as directors, each to serve until the 2010 annual meeting of the shareholders and until his successor has been duly elected and qualified: Glenn E. Corlett, Michael E. Gibbons, R. Steven Kestner and Randall M. Ruhlman.
(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

3.	On such other business as may properly come before the meeting.

2